Exhibit 10.1

CEO & Executive Bonus Program – 2005

Purpose and Effective Date

The purpose of the CEO & Executive Bonus Program is to provide the Participants (defined below) an incentive to attain and /or exceed corporate goals as well as to create additional retention incentives, and, for the Executive Participants (defined below), to provide an incentive to attain and/or exceed personal and departmental goals.

The effective date of the CEO & Executive Bonus Program for 2005 is January 1, 2005.

Participants

The positions participating in the CEO & Executive Bonus Program are the:

Chairman and CEO
Vice President and Chief Financial Officer	Vice President and CIO
Vice President of Marketing	Vice President of Engineering
Vice President of Customer Operations	Chief Strategy Officer
Vice President and General Counsel	Vice President of Corporate Development

Together, the “Participants,” and Participants excluding the Chairman and CEO, the “Executive Participants”

Corporate Financial Goals

2005 Annual Revenue Target	To be set by Compensation Committee
2005 Annual Earnings Target	To be set by Compensation Committee

Personal Goals

Each Executive Participant will have Personal Goals approved by the CEO for each quarter of 2005. The CEO will also approve the percentage of the Personal Goal component attributable to each individual quarterly goal.

Bonus Payout Calculation

Corporate Financial Goal attainment:

Participant’s Bonus Target is equivalent to 100% attainment. 50% of the Corporate Financial Goal is allocated to Annual Revenue Target attainment (“Revenue Bonus”) and 50% of the Corporate Financial Goal is allocated to Annual Earnings Target attainment (“Earnings Bonus”).

Annual Earnings Floor:	To be set by Compensation Committee
Annual Revenue Floor:	To be set by Compensation Committee
Annual Earnings Increment:	To be set by Compensation Committee

Revenue Bonus conditions and decelerators/accelerators:

•	Revenue Bonus is reduced by 25% for every 1% below the Annual Revenue Target; provided, however, that no revenue incentive will be paid if Annual Revenue is below the Annual Revenue Floor.

•	Revenue Bonus is increased by 10% for every 1% Annual Revenue is above the Annual Revenue Target.

Earning Bonus conditions and decelerators/accelerators:

•	Earnings Bonus is reduced by 25% for every Annual Earnings Increment below the Annual Earnings Target; provided, however, that no Earnings Incentive Bonus will be payable below the Annual Earnings Floor.

•	Earnings Bonus is increased by 7.5% for each Annual Earnings Increment above the Annual Earnings Target.

Accelerators and decelerators shall be interpolated on a straight-line basis for attainment between indicated milestones.

For the CEO, the bonus payout is entirely dependent upon the attainment of the Corporate Goals as provided for above.

For Executive Participants, this Program is a “double trigger” Program, and Executive Participants must meet both the Corporate Financial Goals and Personal Goals to attain 100% payout. 100% of the Executive Participant’s Target Bonus is “at risk” for attainment of Corporate Financial Goals, and 50% of Executive Participant’s Bonus Target is “at risk” for attainment of Personal Goals. Bonus Payments are calculated as follows:

First, a determination must be made as to the attainment of the Corporate Financial Goals as provided for in the formula above. Once it is determined what the percentage is, if any, of Corporate Financial Goal attainment, that percentage is applied against the Bonus Target to determine the Modified Bonus Target. The Executive Participant’s bonus payout will then equal 50% of the Modified Bonus Target plus the Personal Goal attainment percentage times 50% of the Modified Bonus Target (in other words, half of the resultant Modified Bonus Target is “at risk” based on attainment of Personal Goals). Example: Executive Participant has a $100,000 Bonus Target, the percentage of Corporate Financial Goal attainment is 75% (based on the above formula) and the Executive Participant had 80% Personal Goal attainment. The Modified Bonus Target would be $75,000 and the Participant’s resultant bonus payout would be $67,500 [$37,500 + .8($37,500)].

Termination of Employment and Hires or Transfers

The 2005 bonus year period is January 1, 2005 to December 31, 2005. In order to be eligible for a bonus the Participant must be employed by WatchGuard at the time of the Company’s public release of operating results for the year ended December 31, 2005.

A Participant joining the Program during the 2005 bonus year period will be eligible for a bonus on a proportional basis for the period of the year they were a participant, subject to the employment criteria stated above and modification by the CEO for any Executive Participant and by the Compensation Committee for any CEO Participant.

Final decision for eligibility for an employee joining the Company after January 1, 2005 or that transfers internally after that date will be at the discretion of the CEO for an Executive Participant and of the Compensation Committee for any CEO Participant.

Bonus Program Administration

The Company, acting through its CEO, has the authority to construe and interpret this program, including the authority to remedy and resolve ambiguities and decide all questions relating to eligibility or bonus calculations/payouts under this program, except as this program applies to the CEO Participant or Executive Participant that is considered an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, in which case such authority rests with the Compensation Committee,.

Employment Relationship

Nothing in this program shall be construed to be a contract of employment nor is it intended to alter the Company’s at-will employment relationship with any employee.

Modification and Termination

Although the Company intends this program to be effective through year-end, the Compensation Committee may modify or terminate this program, including by modifying or canceling payouts otherwise payable under this program, at any time and in their sole discretion.